Calculation of Filing Fee Tables
F-3
WESTPAC BANKING CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Subordinated Debt Securities	457(r)			$ 1,500,000,000.00	0.0001531	$ 229,650.00
Fees to be Paid	2	Equity	Ordinary Shares	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,500,000,000.00		$ 229,650.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 229,650.00
Offering Note
[1]	(1) The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). This "Calculation of Filing Fee Tables" table shall be deemed to update the "Calculation of Filing Fee Tables" table in the registrants' Registration Statement on Form F-3 (No. 333-283008), in accordance with Rules 456(b) and 457(r) under the Securities Act

[2]	(1) Represents an indeterminate number of fully paid ordinary shares in the capital of the registrant, which we refer to as the Ordinary Shares, that may be issued from time to time upon conversion of the 5.618% Subordinated Notes due 2035. (2) Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the Ordinary Shares underlying the notes because no additional consideration is to be received in connection with the exercise of the conversion privilege